Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Gorman-Rupp Company 2016 Non-Employee Directors’ Compensation Plan of our reports dated March 11, 2016, with respect to the consolidated financial statements of The Gorman-Rupp Company and the effectiveness of internal control over financial reporting of The Gorman-Rupp Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

May 24, 2016